Filed pursuant to Rule 424(b)(3)
                                                             File No. 333-103917

                                  IDACORP, Inc.
                              Dividend Reinvestment
                             and Stock Purchase Plan
                 Supplement to Prospectus Dated August 25, 2003

     This supplement amends and supplements the prospectus dated August 25, 2003 relating to our Dividend Reinvestment and Stock Purchase Plan. Please read this supplement together with the prospectus. The following changes will become effective February 20, 2004:

Plan Administrator
     The plan administrator is changing its name and contact information. The plan administrator's name is now Wells Fargo Bank, N.A., and the new contact information for the plan administrator is as follows:

Internet addresses:
General Inquiries:  www.wellsfargo.com/shareownerservices
Account Information:  www.shareowneronline.com

Telephone/fax numbers:
Tel:  1-800-565-7890*
Tel:  1-651-450-4064* (outside the United States)
Fax:  1-651-450-4085

*A representative is available Monday through Friday, between the hours of 7:00 a.m. and 7:00 p.m. Central Time. An automated voice response system is available 24 hours a day, 7 days a week.

Mailing address:                                Certified/Overnight Mail:
Wells Fargo Shareowner Services                 Wells Fargo Shareowner Services
PO Box 64856                                    161 North Concord Exchange
St. Paul, MN 55164-0856                         South St. Paul, MN 55075-1139

Account Forms
     The plan administrator is eliminating the account election form. You should use the revised account authorization form to make changes to your plan account that you previously requested on the account election form. The transaction request form remains the same.

Money Orders
     The plan administrator will no longer accept money orders for optional cash payments.

Termination of Participation
     At our direction, the plan administrator may terminate your participation in the plan if you do not own at least one full share in your plan account. We reserve the right to deny, modify, suspend or terminate participation in the plan by otherwise eligible persons to the extent we deem advisable or necessary in our discretion to comply with applicable laws or to eliminate practices that are not consistent with the purposes of the plan.

February 6, 2004